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                                                                    Exhibit 99.1


                                                       Contact:

                                                       WALL STREET DELI, INC.
                                                       Jeffrey V. Kaufman
                                                       Chief Executive Officer
                                                       (205) 870-0020


                        WALL STREET DELI, INC. ANNOUNCES
             EXPIRATION OF LETTER OF INTENT; ADDITIONAL DISCUSSIONS

         BIRMINGHAM, ALABAMA - April 23, 1999 - Wall Street Deli, Inc. (Nasdaq:
WSDI) announced today that the previously announced letter of intent with Trinity Management Company, Inc. of Nashville, Tennessee, for the acquisition of Wall Street Deli by Trinity, had expired because a definitive agreement had not been signed by April 22, 1999. Wall Street Deli has expressed an interest in continuing discussions with Trinity concerning a possible transaction pursuant to which the stockholders of the Company would receive $5.50 per share in cash for their stock. In a letter dated today to W. Craig Barber of Trinity, Aaron Beam, Jr., the Chairman of the Special Committee of the Board of Directors of the Company, stated: "The Board has asked me to convey to you its desire that the Company and Trinity continue in their joint efforts to reach a definitive agreement." The Company also announced that it is engaged in discussions with another party concerning a possible transaction at a price within the range discussed with Trinity. Any such transaction is subject to receipt by the Company of a fairness opinion from its financial advisor and approval by the Board of Directors of Wall Street Deli, and if a definitive agreement is executed, the approval of Wall Street Deli's stockholders. Accordingly, no assurance can be given that a definitive agreement will be executed with Trinity or any other party or that any transaction will receive the requisite approvals.

         Wall Street Deli owns or franchises 115 delicatessen-style sandwich shops. The Company's stock is traded in The Nasdaq Stock Market under the symbol WSDI.

         To the extent that this news release discusses Wall Street Deli's expectations concerning future plans, financial results or performance, such statements are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, and are subject to substantial risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including but not limited to, the successful closing of the proposed transaction and risks associated with acquisitions generally. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date hereof and reflect only management's belief and expectations based upon presently


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available information. Readers are also urged to carefully review and consider the various disclosures made by the Company which attempt to advise interested parties of the factors that affect the Company's business, including the disclosures detailed in the Company's quarterly report on Form 10-Q for the quarter ended December 26, 1998, and in other periodic reports filed with the Securities and Exchange Commission.


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